LLIANCE DISTRIBUTORS HOLDING INC. REPORTS FOURTH-QUARTER AND
                        YEAR-END 2004 FINANCIAL RESULTS


For Immediate Release

College Point, New York - March 31, 2005 - Alliance Distributors Holding Inc. (OTC Pink Sheets: ADTR), a distributor of interactive video games and gaming products, today reported results for the fourth quarter and full year ended December 31, 2004.

Net sales and net loss for the fourth quarter were $14,836,792 and ($281,993), respectively, resulting in a net loss per share of ($0.01), compared with net sales of $10,160,521 and net income of $256,331 resulting in a net income per share of $0.01 for the same quarter last year. Total net sales and net loss for the year were $35,036,991and ($241,749), respectively, resulting in a net loss per share of ($.01), compared with $10,513,231 in net sales and net income of $199,816 resulting in a net income per share of $0.01 for the period from August 11, 2003, the date of commencement of operations, to December 31, 2003. Additional financial information is included in the Company's Report on Form 10-KSB, available at www.sec.gov.

Jay Gelman, Chairman and CEO, said, "2004 was an exciting and challenging year for our company. We were able to grow our business substantially in a year when we first entered the public markets and the industry experienced a significant shortage of console hardware. We worked hard to expand our management team and to improve our sales force. Our upgraded sales force was effective in expanding our customer base.

"During the year we also launched a business to business website
(www.alliancedistributors.com ) that gives retailers easy access to an extensive, database-driven catalog that contains more than 5,000 products. We think the website will help us expand our business beyond our base in the Tri-State area.

"We enjoyed significant support from our key vendors in 2004. We have established ourselves as important distributors for Sony Computer Entertainment of America (SCEA), Take Two Interactive (NASDAQ: TTWO), Electronic Arts (NASDAQ:
ERTS), THQ (NASDAQ: THQI) and UBI Soft, to name just a few. This support from key vendors will prove invaluable to us in 2005 with the release of important new hardware systems."

In conclusion Mr. Gelman said, "We are looking forward to 2005 as a year to be a key supplier to our customers and to be a key distributor for our vendors."


About Alliance Distributors Holding, Inc.


Alliance Distributors Holding Inc., which does business as Alliance Distributors, is a full service wholesale distributor of interactive video games and gaming products for all key manufacturers and 3rd party publishers in the video game industry. Alliance Distributors offers comprehensive support on Playstation 2, PS1, PSP, X-Box, Game Cube, Nintendo DS and GameBoy systems, peripherals and software titles


Safe Harbor


Certain of the above statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors created thereby investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.


Contact:

David Devor

Alliance Distributors Holding Inc.

718-747-1500 x 117

david@alliancedis.com